Designated Filer:	Warburg, Pincus Equity Partners, L.P.
Issuer & Ticker Symbol:	InterMune, Inc. (ITMN)

Date of Event Requiring Statement: January 26, 2010

Exhibit 99.1

Explanation of Responses

On January 26, 2010, InterMune, Inc. closed an underwritten public offering of its common stock, par value $0.001 per share (“Common Stock”) and in connection therewith WPEP (as defined below) purchased from the underwriters an aggregate of 2,127,660 shares of Common Stock at a per share price of $14.10. This Form 4 is being filed on behalf of Warburg, Pincus Equity Partners, L.P., a limited partnership organized under the laws of Delaware, and two affiliated partnerships organized under Netherlands law, Warburg, Pincus Netherlands Equity Partners I, C.V. and Warburg, Pincus Netherlands Equity Partners III, C.V. (collectively, “WPEP”), Warburg Pincus & Co., a general partnership organized under the laws of New York (“WP”), Warburg Pincus LLC, a limited liability company organized under the laws of New York (“WP LLC”), Warburg Pincus Partners, LLC, a limited liability company organized under the laws of New York (“WPP LLC”), Charles R. Kaye, a United States citizen (“Mr. Kaye”), and Joseph P. Landy, a United States citizen (“Mr. Landy” and together with WP, WP LLC, WPP LLC, WPEP and Mr. Kaye, the “Warburg Pincus Reporting Persons”). Each of Messrs. Kaye and Landy is a Managing General Partner of WP and a Co-President and Managing Member of WP LLC and may be deemed to control WPEP, WP, WP LLC and WPP, LLC. By reason of the provisions of Rule 16a-1 (“Rule 16a-1”), of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), WP, WP LLC, WPP LLC, Mr. Kaye and Mr. Landy may be deemed to be beneficial owners of an indeterminate portion of the Common Stock held by WPEP. Each of WP, WPP LLC, WP LLC, Mr. Kaye and Mr. Landy disclaim beneficial ownership of all such Common Stock, except to the extent of any indirect pecuniary interest therein.

This Form 4 shall not be deemed an admission that any Warburg Pincus Reporting Person or any other person referred to herein is a beneficial owner of any Common Stock for purposes of Section 16 of the Exchange Act or for any other purpose or that any Warburg Pincus Reporting Person or other person has an obligation to file this Form 4.